EXHIBIT 10.4.12

THIRD AMENDMENT TO STANDARD OFFICE LEASE
(600 Corporate Pointe)

THIS THIRD AMENDMENT TO LEASE (this “Amendment”) is made and entered into as of this 29th day of November, 2005, by and between ARDEN REALTY FINANCE IV, L.L.C., a Delaware limited liability company (“Landlord”), and INVESTMENT TECHNOLOGY GROUP, INC., a Delaware corporation (“Tenant”).

RECITALS

A.            Landlord and Tenant entered into that certain Standard Office Lease dated as of February 29, 2000 (the “Initial Lease”), as amended by that certain First Amendment to Standard Office Lease dated as of April 1, 2003 (the “First Amendment”) and that certain Second Amendment to Lease dated as of December 15, 2004 (the “Second Amendment”), whereby Landlord leases to Tenant and Tenant leases from Landlord certain office space consisting of 24,724 rentable square feet and commonly known as Suite 1200 (the “Premises”) in that certain building located at 600 Corporate Pointe, Culver City, California (the “Building”), as such Premises is more particularly described in the Initial Lease. Collectively, the Initial Lease, First Amendment and Second Amendment are hereinafter referred to as the “Original Lease.”

B.            Landlord and Tenant now desire to amend the Original Lease to, among other things, extend the Term, all on the terms and conditions set forth in this Amendment.

C.            All capitalized terms used herein but not specifically defined in this Amendment shall have the meanings ascribed to such terms in the Original Lease. The term “Lease” where used in the Original Lease and this Amendment shall hereafter refer to the Original Lease, as amended by this Amendment.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are acknowledged, Landlord and Tenant agree as follows:

1.             Premises. Landlord and Tenant acknowledge and agree that (i) the Premises has been remeasured and, as of the Renewal Commencement Date, the Premises shall be deemed to consist of 24,724 rentable square feet, and (ii) the Premises is currently vacant.

2.             Term. The Term of the Lease is hereby extended until December 31, 2016 (the “New Expiration Date”). The period commencing as of January 1, 2006 (the “Renewal Commencement Date”) and ending on the New Expiration Date is referred to herein as the “Extended Term”.

3.             Basic Rental. During the period commencing as of January 1, 2006 and ending as of the earlier of (i) the date immediately preceding the Business Operation Date (as defined below) or (ii) February 28, 2006, Tenant shall not be obligated to pay Basic Rental for the Premises. From and after the earlier of (a) the Business Operation Date or (b) March 1, 2006 (such earlier date to be known as the “Rent Commencement Date”), without limiting Tenant’s obligation to pay Tenant’s Proportionate Share of Direct Costs and all other amounts due and payable under the Lease, Tenant shall pay Basic Rental for the Premises in accordance with the terms of Section 3(a) of the Initial Lease and the following payment schedule. As used herein, “Business Operation Date” shall mean the date Tenant commences to conduct business in the Premises. The use of the Premises as “swing” space in connection with Tenant’s construction of its premises leased under the 400 Corporate Pointe lease shall not trigger the Business Operation Date.

Period of Extended Term	Annual Basic Rental	Monthly Basic Rental	Monthly Basic Rental Per Rentable Square Foot

Rent Commencement Date – February 28, 2007	$637,879.20	$53,156.60	$2.15
March 1, 2007 – February 29, 2008	$655,680.48	$54,640.04	$2.21
March 1, 2008 – February 28, 2009	$676,448.64	$56,370.72	$2.28
March 1, 2009 – February 28, 2010	$697,216.80	$58,101.40	$2.35
March 1, 2010 – February 28, 2011	$717,984.96	$59,832.08	$2.42
March 1, 2011 – February 29, 2012	$738,753.12	$61,562.76	$2.49
March 1, 2012 – February 28, 2013	$762,488.16	$63,540.68	$2.57
March 1, 2013 – February 28, 2014	$783,256.32	$65,271.36	$2.64
March 1, 2014 – February 28, 2015	$806,991.36	$67,249.28	$2.72
March 1, 2015 – February 29, 2016	$833,693.28	$69,474.44	$2.81
March 1, 2016 – December 31, 2016	$857,428.32	$71,452.36	$2.89

The Basic Rental due and payable for the first full month of the Extended Term following the Rent Commencement Date in the amount of $53,156.60 shall be due and payable by Tenant to Landlord upon Tenant’s execution of this Amendment.

4.             Tenant’s Proportionate Share of Direct Costs. During the Extended Term, Tenant shall continue to pay Tenant’s Proportionate Share of Direct Costs for the Premises in accordance with the terms of the Original Lease; provided, however, from and after the Renewal Commencement Date, without limiting amounts accruing prior to such date, (i) the Base Year shall be the calendar year 2006 (meaning that, as of the Renewal Commencement Date, Tenant shall be not be required to pay Tenant’s Proportionate Share of Direct Costs for the Premises until January 1, 2007) and (ii) Tenant’s Proportionate Share shall be deemed to equal 8.45%.

5.             “As-Is”. During the Extended Term, subject to Landlord’s performance of the Improvements (as defined in Exhibit “A” attached hereto) pursuant to Exhibit “A” attached hereto, Tenant hereby agrees to continue to lease the Premises “As Is”, “With All Faults”, “without any representations or warranties”. Tenant hereby agrees and warrants that it currently occupies the Premises and is, therefore, very familiar with the condition of the Premises and the suitability of same for Tenant’s purposes, and Tenant does hereby waive and disclaim any objection to, cause of action based upon, or claim that its obligations hereunder should be reduced or limited because of the condition of the Premises or the Building or the suitability of same for Tenant’s purposes. Tenant acknowledges that neither Landlord nor any agent nor any employee of Landlord has made any representations or warranty with respect to the Premises or the Building or with respect to the suitability of the same for the conduct of Tenant’s business, and Tenant expressly warrants and represents that Tenant has relied solely on its own investigation and inspection of the Premises and the Building in its decision to enter into this Amendment and continue to let the Premises in an “As Is” condition. Tenant hereby waives subsection 1 of Section 1932 and Sections 1941 and 1942 of the Civil Code of California or any successor provision of law.

6.             Security Deposit. Landlord acknowledges that Tenant previously deposited with Landlord a Security Deposit in the amount of $55,272.00 pursuant to the terms of the Initial Lease. Concurrently with Tenant’s execution and delivery of this Amendment to Landlord, Tenant shall deliver to Landlord, in immediately available funds, an additional security deposit in the amount of Sixteen Thousand One Hundred Eighty and 36/100 Dollars ($16,180.36) (the “Additional Security Deposit”) which shall be held by Landlord as part of the Security Deposit (and in accordance with Article 4 of the Lease) so that the aggregate amount of the Security Deposit being held by Landlord shall equal Seventy-One Thousand Four Hundred Fifty-Two and 36/100 Dollars ($71,452.36).

7.             Parking. As a result of the remeasurement of the Premises, effective as of the Renewal Commencement Date, Tenant shall be entitled (but not obligated ) to rent an additional ten (10) parking passes, for a total of 99 parking passes. Up to ten (10) of such 99 parking passes shall at Tenant’s option be for reserved parking passes, and the remainder shall be for unreserved parking passes. Notwithstanding any contrary provision contained in the Lease, (A) Tenant shall not be obligated to rent any reserved or unreserved parking passes and (B) commencing as of the Renewal Commencement Date, Tenant shall pay to Landlord for all of its parking passes the prevailing rate charged from time to time at the location of such parking passes (plus all applicable taxes) (currently, such rate is $125.00 per month for reserved parking passes and $80.00 per month for unreserved parking passes); provided however, that (i) the cost of reserved or unreserved parking passes shall not be increased by more than five percent (5%) per year (calculated on a cumulative and compounded basis), and (ii) Tenant shall receive a fifteen percent (15%) discount on all reserved and unreserved parking passes. Except to the extent expressly set forth to the contrary in this Amendment, such additional unreserved parking passes shall be rented by Tenant in accordance with the terms and conditions set forth in Article 23 of the Initial Lease.

8.             Option to Extend. Article 32 of the Initial Lease is hereby deleted in its entirety and is of no further force or effect. Landlord hereby grants Tenant one (1) option (“Option”) to extend the Term for a period of five (5) years (the “Option Term”), which Option shall be exercisable only by written notice delivered by Tenant to Landlord as set forth below.

(a)           Option Rent. The rent payable by Tenant during the Option Term (“Option Rent”) shall be equal to the “Market Rent” (defined below). “Market Rent” shall mean the applicable Monthly Basic Rental, escalations, Operating Expenses pass-throughs (including any applicable base year or expense stop thresholds), and additional charges at which tenants, as of the commencement of the Option Term, are leasing non-renewal, non-sublease, non-equity space comparable in size, location and quality to the Premises for a term comparable to the Option Term, which comparable space is located in office buildings comparable to the Building (“Comparable Leases”) within the Marina del Rey / Fox Hills / West Los Angeles office markets (the “Market”), adjusted to appropriately reflect (i) the value of the existing improvements in the Premises to Tenant, as compared to the value generally of existing improvements in Comparable Leases within the Market, with such value to be based upon the age, quality and layout of the improvements and the extent to which the same could be utilized by Tenant with consideration given to the fact that the improvements existing in the Premises are specifically suitable to Tenant, (ii) the value of tenant improvement allowances, “free” rent and other inducements being provided under Comparable Leases within the Market, and (iii) any other material economic differences between the terms of this Lease during the Option Term and the usual terms of Comparable Leases within the Market.

(b)           Exercise of Option. The Option shall be exercised by Tenant only in the following manner: (i) there shall exist no monetary default or non-monetary Event of Default by Tenant on the delivery date of the Interest Notice or on the date of Tenant’s Acceptance; (ii) Tenant shall deliver written notice (“Interest Notice”) to Landlord not more than twelve (12) months nor less than nine (9) months prior to the expiration of the Lease Term, stating that Tenant is interested in exercising the Option, (iii) within fifteen (15) business days of Landlord’s receipt of Tenant’s written notice, Landlord shall deliver notice (“Option Rent Notice”) to Tenant setting forth the Option Rent; and (iv) if Tenant desires to exercise such Option, Tenant shall provide Landlord written notice within five (5) business days after receipt of the Option Rent Notice (“Tenant’s Acceptance”) and upon, and concurrent with such exercise, Tenant may, at its option, object to the Option Rent contained in the Option Rent Notice. Tenant’s failure to deliver the Interest Notice or Tenant’s Acceptance on or before the dates specified above shall be deemed to constitute Tenant’s election not to exercise the Option. If Tenant timely and properly exercises its Option, the Term shall be extended for the Option Term upon all of the terms and conditions set forth in the Lease, except that the rent for the Option Term shall be as indicated in the Option Rent Notice, unless Tenant, concurrently with Tenant’s Acceptance, objects to the Option Rent contained in the Option Rent Notice, in which case the parties shall follow the procedure and the Option Rent shall be determined, as set forth in Section 8(c) below.

(c)           Determination of Market Rent. If Tenant timely and appropriately objects to the Market Rent in Tenant’s Acceptance, Landlord and Tenant shall attempt to agree upon the Market Rent using their best good-faith efforts. If Landlord and Tenant fail to reach agreement within twenty-one (21) days following Tenant’s Acceptance (“Outside Agreement Date”), then each party shall make a separate determination of the Market Rent which shall be submitted to each other and to arbitration in accordance with the following items (i) through (vii):

(i)            Landlord and Tenant shall each appoint, within ten (10) days of the Outside Agreement Date, one arbitrator who shall by profession be a current real estate broker or appraiser of commercial office properties within the Market, and who has been active in such field over the last five (5) years. The determination of the arbitrators shall be limited solely to the issue of whether Landlord’s or Tenant’s submitted Market Rent is the closest to the actual Market Rent as determined by the arbitrators, taking into account the requirements of item (b), above.

(ii)           The two (2) arbitrators so appointed shall within five (5) business days of the date of the appointment of the last appointed arbitrator agree upon and appoint a third arbitrator who shall be qualified under the same criteria set forth hereinabove for qualification of the initial two (2) arbitrators.

(iii)          The three (3) arbitrators shall within fifteen (15) days of the appointment of the third arbitrator reach a decision as to whether the parties shall use Landlord’s or Tenant’s submitted Market Rent, and shall notify Landlord and Tenant thereof.

(iv)          The decision of the majority of the three (3) arbitrators shall be binding upon Landlord and Tenant.

(v)           If either Landlord or Tenant fails to appoint an arbitrator within ten (10) days after the applicable Outside Agreement Date, the arbitrator appointed by one of them shall reach a decision, notify Landlord and Tenant thereof, and such arbitrator’s decision shall be binding upon Landlord and Tenant.

(vi)          If the two arbitrators fail to agree upon and appoint a third arbitrator, or both parties fail to appoint an arbitrator, then the appointment of the third arbitrator or any arbitrator shall be dismissed and the matter to be decided shall be forthwith submitted to arbitration under the provisions of the American Arbitration Association, but subject to the instruction set forth in this Section 8(c).

(vii)         The cost of arbitration shall be paid by Landlord and Tenant equally.

9.             Right of First Offer. Landlord hereby grants to Tenant an ongoing right of first offer with respect to any available space located on the 10th floor of the Building (“l0th Floor First Offer Space”) and an ongoing right of first offer with respect to any available space located on the 11th floor of the Building (“11th Floor First Offer Space”) (each, a “First Offer Space”). Notwithstanding the foregoing, (i) each such first offer right of Tenant shall commence only following the expiration or earlier termination of (A) any lease existing as of the date hereof pertaining to the applicable First Offer Space (“Existing Lease”), and (B) as to any First Offer Space which is vacant as of the date of this Amendment, the first lease pertaining to any portion of such First Offer Space entered into by Landlord after the date of this Amendment, including any renewal of such existing or future lease, whether or not such renewal is pursuant to an express written provision in such lease, and regardless of whether any such renewal is consummated pursuant to a lease amendment or a new lease, and (ii) such first offer right shall be subordinate and secondary to all rights of expansion, first refusal, first offer or similar rights existing as of the date hereof granted to the tenants of the Existing Leases and (B) any other tenant of the Building existing as of the date hereof (the rights described in items (i) and (ii) above to be known collectively as “Superior Rights”). Tenant’s right of first offer shall be on the terms and conditions set forth in this Section 9. The list of other tenants in the Building with Superior Rights includes, without limitation, Sony Corporation and Karl Storz Endoscopy-America, Inc. (and/or any affiliates of either such entity). Tenant agrees that the rights of other tenants to the First Offer Space will have priority over Tenant’s rights hereunder to the extent such other tenant’s rights constitute Superior Rights (even if such other tenants are not specifically identified herein).

(a)           Procedure for Offer. Landlord shall notify Tenant (“First Offer Notice”), with a courtesy copy to CB Richard Ellis, Inc. (Attn: Jeff Pion), from time to time when Landlord determines that Landlord shall commence the marketing of any First Offer Space because such space shall become available for lease to third parties, where no holder of a Superior Right desires to lease such space. The First Offer Notice shall describe the space so offered to Tenant and shall set forth Landlord’s proposed economic terms and conditions applicable to Tenant’s lease of such space (collectively, the “Economic Terms”). Notwithstanding the foregoing, Landlord’s obligation to deliver the First Offer Notice shall not apply during the last nine (9) months of the Extended Term unless Tenant has delivered an Interest Notice to Landlord pursuant to Section 8 above nor shall Landlord be obligated to deliver the First Offer Notice during the last eight (8) months of the Extended Term unless Tenant has timely delivered Tenant’s Acceptance to Landlord pursuant to Section 8 above.

(b)           Procedure for Acceptance. On or before the date which is seven (7) business days after Tenant’s receipt of the First Offer Notice (the “Election Date”), Tenant shall deliver written notice to Landlord (“Tenant’s Election Notice”) pursuant to which Tenant shall elect either to (i) lease the entire First Offer Space described in the First Offer Notice upon the Economic Terms set forth in the First Offer Notice and the same non-Economic Terms as set forth in the Lease (as then amended), (ii) refuse to lease such First Offer Space identified in the First Offer Notice, specifying that such refusal is not based upon the Economic Terms set forth by Landlord in the First Offer Notice, but upon Tenant’s lack of need for such First Offer Space, in which event Landlord may lease such First Offer Space to any entity on any terms Landlord desires (the “Subsequent Lease”) and Tenant’s right of first offer with respect to the First Offer Space specified in Landlord’s First Offer Notice shall thereupon terminate and be of no further force or effect until such space once again becomes available after expiration of the Subsequent Lease including any renewal or extension of such Subsequent Lease, whether or not such renewal or extension is pursuant to an express written provision in such Subsequent Lease, and regardless of whether any such renewal or extension is consummated pursuant to a lease amendment or a new lease, or (iii) refuse to lease the First Offer Space, specifying that such refusal is based upon the Economic Terms set forth in the First Offer Notice, in which event Tenant shall also specify in Tenant’s Election Notice revised Economic Terms upon which Tenant would be willing to lease such First Offer Space from Landlord. If Tenant does not so respond in writing to Landlord’s First Offer Notice by the Election Date, Tenant shall be deemed to have elected the option described in clause (b)(ii) above. If Tenant timely delivers to Landlord Tenant’s Election Notice pursuant to clause (b)(iii) above, Landlord may elect either to: (A) lease such First Offer Space to Tenant upon the revised Economic Terms specified by Tenant in Tenant’s Election Notice, and the same non-Economic Terms as set forth in the Lease (as then amended); or (B) lease the First Offer Space to any person or entity upon any terms Landlord desires; provided, however, if the Economic Terms of Landlord’s proposed lease to said third party are less favorable to Landlord than those Economic Terms proposed by Tenant in Tenant’s Election Notice, before entering into such third party lease, Landlord shall notify Tenant (and deliver a courtesy copy to CB Richard Ellis, Inc., Attn: Jeff Pion, on any such notice) of such less favorable Economic Terms and Tenant shall have the right to lease the First Offer Space upon such less favorable Economic

Terms by delivering written notice thereof to Landlord within five (5) business days after Tenant’s receipt of Landlord’s notice. If Tenant does not elect to lease such space from Landlord within said five (5) business day period, Tenant shall be deemed to have elected the option described in clause (b)(ii) above. In determining whether the Economic Terms of Landlord’s proposed lease to a third party are less favorable to Landlord than those Economic Terms proposed by Tenant in Tenant’s Election Notice, all concessions shall be blended into an effective rental rate over the term of the proposed lease to said third party and such effective rental rate shall be compared with the effective rental rate of the Economic Terms proposed by Tenant in Tenant’s Election Notice, and the Economic Terms of Landlord’s proposed lease to the third party shall only be deemed less favorable to Landlord if the effective rental rate of the proposed lease to the third party is less than ninety percent (90%) of the effective rental rate of the Economic Terms proposed by Tenant in Tenant’s Election Notice. The effective rental rate shall mean the rental amount to be paid to Landlord, taking into account any free rent, tenant improvement expenses or allowances to be incurred by Landlord and any other monetary concessions granted by Landlord.

(c)           Construction of First Offer Space. Except as otherwise set forth in the Economic Terms (as they may be revised pursuant to Section 9(b) above), Tenant shall take the First Offer Space in its “as-is” condition, and Tenant shall be entitled to construct improvements in the First Offer Space in accordance with the provisions of Article 9 of the Lease.

(d)           Lease of First Offer Space. If Tenant timely and properly exercises Tenant’s right to lease the First Offer Space as set forth herein, Landlord and Tenant shall execute an amendment adding such First Offer Space to the Lease upon the same non-economic terms and conditions as applicable to the initial Premises, and upon the Economic Terms (as they may be revised pursuant to Section 9(b) above). Unless otherwise specified in the Economic Terms (as they may be revised pursuant to Section 9(b) above), Tenant shall commence payment of rent for the First Offer Space and the term of the First Offer Space shall commence upon the date of delivery of such space to Tenant. The term for the First Offer Space shall expire co-terminously with Tenant’s lease of the initial Premises, unless otherwise specified in Landlord’s Economic Terms.

(e)           No Defaults. Tenant shall not have the right to lease First Offer Space as provided in this Section 9 if, as of the date of the First Offer Notice, or, at Landlord’s option, as of the scheduled date of delivery of such First Offer Space to Tenant, there exists a monetary default under the Lease or a non-monetary Event of Default by Tenant.

(f)            Landlord’s failure to deliver any notice to Jeff Pion pursuant to this Paragraph 9 shall not defeat or render invalid a notice otherwise properly given by Landlord to Tenant (and accordingly Tenant shall have no recourse and Landlord shall have no liability for such failure to notify Mr. Pion).

10.           Option to Terminate. Subject to the terms and conditions set forth in this Section 10, effective as of December 31, 2010 (the “Termination Date”), Tenant shall have the one-time option (the “Termination Option”) to terminate this entire Lease (but not any portion of the Lease), upon the following terms and conditions; if the following terms and conditions are not timely and completely satisfied, then the Termination Option shall be null and void with no further force and effect:

(a)           Tenant shall give Landlord written notice (the “Termination Notice”) of Tenant’s election to exercise the Termination Option at least nine (9) months prior to the Termination Date; and

(b)           There shall exist no Event of Default by Tenant on (i) the date Landlord receives the Termination Notice, or (ii) on the Termination Date; and

(c)           Tenant shall pay to Landlord, concurrently with Tenant’s delivery of the Termination Notice to Landlord, a termination fee (the “Termination Fee”) in the amount of $179,496.24 plus (II) the unamortized Leasing Costs (defined below) as of the Termination Date, based upon an amortization period from the Renewal Commencement Date until the New Expiration Date. The term “Leasing Costs” shall mean the sum of (A) all costs and expenses paid by Landlord in connection with the Improvements, and (B) the brokerage commissions paid by Landlord in connection with this Amendment. If Tenant does not timely pay any portion of the Termination Fee to Landlord as set forth herein, then, at Landlord’s option, in addition to all other rights and remedies of Landlord, (A) the Termination Option (and Termination Notice) shall be null and void with no force and effect, and the Lease shall continue in full force and effect as if Tenant had not elected to terminate the Lease and as if this Section 10 did not exist, and/or (B) Tenant shall be in material default under the Lease, without any notice and/or cure period, and Landlord may pursue all of its available rights and remedies in connection therewith.

(d)           In the event Tenant timely and properly exercises the Termination Option, the term of the Lease shall terminate effective as of the Termination Date, Basic Rental and all other monetary obligations under the Lease shall be paid through and apportioned as of the Termination Date, and neither Landlord nor Tenant shall have any rights, liabilities or obligations accruing under the Lease after the Termination Date, except for such rights and liabilities which, by the terms of the Lease are obligations of the Tenant or Landlord which expressly survive the expiration of the Lease. The Termination Option shall automatically terminate and become null and void upon the failure of Tenant to timely or properly exercise the Termination Option or timely pay the Termination Fee.

11.           Permitted Transfers. Notwithstanding anything to the contrary, an assignment of the Lease or sublease of the Premises by Tenant to any corporation, partnership, limited liability company or other entity which controls, is controlled by or is under common control with Tenant, or to any corporation, partnership, limited liability company or other entity resulting from the merger of or consolidation with Tenant or acquiring all or substantially all of the business or assets of Tenant (each a “Permitted Transferee”) shall not require the consent of Landlord, provided (a) Tenant notifies Landlord of any such assignment or sublease at least ten (10) days prior to its effective date and promptly supplies Landlord with any documents or information reasonably requested by Landlord regarding such assignment or sublease or such Permitted Transferee, or (b) the net worth of the Permitted Transferee immediately after the date of transfer shall be reasonably sufficient to satisfy all of the obligations under the Lease. Landlord shall not have recapture/termination rights or the right to collect any Transfer Premium or any other payment with respect to any such assignment or sublease.

12.           Deletions; Cross-Default Modification. Paragraphs 1 and 3 of the Second Amendment are hereby deleted in their entirety and are of no further force or effect. Paragraph 2 of the Second Amendment is hereby amended to provide that the addition of subparagraph (iv) to Article 19(a)(iii) shall only apply if the same entity or affiliated entities own both the Building and the building at 400 Corporate Pointe.

13.           Notices. The Lease is amended to provide that Tenant’s address for notice purposes shall be:

Ms. Susan Nelson, Vice President, Director of Facilities
ITG, Inc.
44 Farnsworth Street, 9th Floor
Boston, MA 02210
Telephone:            (617) 692-6565
Facsimile:               (617) 692-6890
Email:      Snelson@ITGINC.com

ITG, Inc.
380 Madison Avenue, 4th Floor
New York, NY 10017
Attn:                       General Counsel
Facsimile:               (212) 444-6345

14.           Estoppel. Tenant warrants, represents and certifies to Landlord that, as of the date of this Amendment: (a) to Tenant’s actual knowledge, Landlord is not in default under the Lease; and (b) Tenant does not have any defenses or offsets to payment of rent and performance of its obligations under the Lease as and when the same becomes due. Landlord warrants, represents and certifies to Tenant that, to the best of Landlord’s actual knowledge, as of the date of this Amendment: (x) Tenant is not in default under the Lease; and (b) Landlord does not have any claims for amounts due (other than current monthly rent amounts, which are not delinquent as of the date hereof) or defenses to performance of its obligations under the Lease as and when the same becomes due.

15.           Brokers. Tenant represents and warrants to Landlord that it has not dealt with any broker with respect to this Amendment other than CB Richard Ellis, Inc. (“Broker”). If Tenant has dealt with any broker or person with respect to this Amendment, other than the Broker, Tenant shall be solely responsible for the payment of any fees due said other person or firm and Tenant shall protect, indemnify, hold harmless and defend Landlord from any liability in respect thereto.

16.           Original Lease in Full Force. Except for those provisions which are inconsistent with this Amendment and those terms, covenants and conditions for which performance has heretofore been completed, all other terms, covenants and conditions of the Original Lease shall remain in full force and effect. Tenant ratifies the Original Lease, as amended hereby.

17.           Facsimile; Counterparts. Signatures by facsimile on this Amendment shall have the same force and effect as original ink signatures. This Amendment may be executed in counterparts, each of which shall be deemed an original part and all of which together shall constitute a single agreement.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

LANDLORD:	TENANT:

ARDEN REALTY FINANCE IV, L.L.C., a Delaware limited liability company	INVESTMENT TECHNOLOGY GROUP, INC., a Delaware corporation

By:	/s/ Robert C. Peddicord	By:	/s/ David L. Meitz
Name:	Robert C. Peddicord	Name:	DAVID L. MEITZ
Title:	Executive Vice President	Its:	MANAGING DIRECTOR
Operations and Leasing
/s/ Stuart Sperling
Stuart Sperling
CEO ITG SSI

EXHIBIT “A”

TENANT WORK LETTER

This Tenant Work Letter shall set forth the terms and conditions relating to the performance of tenant improvements in the Premises. This Tenant Work Letter is essentially organized chronologically and addresses the issues of the performance of the tenant improvements, in sequence, as such issues will arise. All capitalized terms used herein but not specifically defined in this Tenant Work Letter shall have the meanings ascribed to such terms in the Amendment to which this Tenant Work Letter is attached.

SECTION 1

LANDLORD’S INITIAL CONSTRUCTION IN THE PREMISES

Landlord has constructed, at its sole cost and expense, the base, shell and core (i) of the Premises, and (ii) of the floor of the Building on which the Premises is located (collectively, the “Base, Shell and Core”). Tenant has inspected and hereby approves the condition of the Base, Shell and Core, and agrees that the Base, Shell and Core shall be delivered to Tenant in its current “as-is” condition. The improvements to be initially installed in the Premises shall be designed and constructed pursuant to this Tenant Work Letter. Any costs of initial design and construction of any improvements to the Premises shall be an “Improvement Allowance Item”, as that term is defined in Section 2.2 of this Tenant Work Letter.

SECTION 2

IMPROVEMENTS

2.1           Improvement Allowance. Tenant shall be entitled to a one-time improvement allowance (the “Improvement Allowance”) in the amount of $620,572.40 (based on $25.10 per rentable square foot of the Premises) for the costs relating to the initial design and construction of Tenant’s improvements which are permanently affixed to the Premises (the “Improvements”) and the other items described in Section 2.2 of this Tenant Work Letter. In no event shall Landlord be obligated to make disbursements pursuant to this Tenant Work Letter in a total amount which exceeds the Improvement Allowance and in no event shall Tenant be entitled to any credit for any unused portion of the Improvement Allowance not used by Tenant by December 31, 2007.

Landlord shall be permitted to construct the Improvements during Tenant’s occupancy of the Premises. Tenant hereby agrees that the construction of the Improvements shall in no way constitute a constructive eviction of Tenant or entitle Tenant to any abatement of rent payable pursuant to the Lease. Landlord shall have no responsibility for, or for any reason be liable to, Tenant for any direct or indirect injury to or interference with Tenant’s business arising from the construction of the Improvements, nor shall Tenant be entitled to any compensation or damages from Landlord for loss of the use of the whole or any part of the Premises or of Tenant’s personal property or improvements resulting from the construction of the Improvements or Landlord’s or Landlord’s contractor’s or agent’s actions in connection with the construction of the Improvements, or for any inconvenience or

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annoyance occasioned by the construction of the Improvements or Landlord’s or Landlord’s contractor’s or agent’s actions in connection with the construction of the Improvements, except to the extent any damages are caused by the gross negligence or misconduct of Landlord or its contractor’s or agents. Tenant hereby agrees to use commercially reasonable efforts to cooperate with Landlord in connection with the construction of the Improvements including, without limitation, moving any furniture, fixtures, equipment and other property which Landlord or its contractor may request be moved. Notwithstanding the foregoing, Landlord shall use its commercially reasonable efforts to perform the Improvements in a manner so as to minimize unreasonable interference with Tenant’s business at the Premises. As used herein, “Landlord Delay” means any delay in the substantial completion of the construction of the Improvements to the extent caused by any of the following: (i) a failure by Landlord to perform any act required on its part within the time limit specified herein for such action; (ii) Landlord’s making improper objections to Tenant’s plan or drawing submissions or requesting changes with respect to already approved elements; (iii) a change order which results from the negligence or misconduct of Landlord, Landlord’s representative or any other agent or contractor of Landlord; and (iv) Landlord’s failure to pay, when due, any amounts required to be paid by Landlord under this Tenant Work Letter. If Tenant contends that a Landlord Delay has occurred, Tenant shall notify Landlord in writing (the “Delay Notice”) of the event which constitutes the Landlord Delay and a Landlord Delay shall then be deemed to have occurred commencing as of the date of Landlord’s receipt of the Delay Notice and ending as of the day such delay ends. If (A) Tenant does not elect or is unable to convert this Work Letter to a “Tenant Build” Work Letter pursuant to Section 4.1 below, and (B) any Landlord Delay exceeds forty-five (45) days, then for each day of Landlord Delay beyond forty-five (45) days Tenant shall be entitled to rental abatement equal to fifty percent (50%) of the per diem Basic Rental amount otherwise due and owing by Tenant to Landlord under the Lease.

2.2           Disbursement of the Improvement Allowance. Except as otherwise set forth in this Tenant Work Letter, the Improvement Allowance shall be disbursed by Landlord (each of which disbursements shall be made pursuant to Landlord’s reasonable disbursement process) for costs related to the construction of the Improvements and for the following items and costs (collectively, the “Improvement Allowance Items”): (i) payment of the fees of the “Architect” and the “Engineers,” as those terms are defined in Section 3.1 of this Tenant Work Letter, and payment of the fees incurred by, and the actual out-of-pocket cost of documents and materials supplied by, Landlord and Landlord’s consultants in connection with the preparation and review of the “Construction Drawings,” as that term is defined in Section 3.1 of this Tenant Work Letter; (ii) the cost of permits; (iii) the cost of any changes in the Base, Shell and Core required by the Construction Drawings (other than changes located in the Common Areas of the Building which are required to comply with current Code requirements and triggered solely by the Improvements, which changes shall be paid for by Landlord at its sole cost and expense); (iv) the cost of any changes to the Construction Drawings or Improvements required by applicable building codes (the “Code”); (v) the “Landlord Coordination Fee”, as that term is defined in Section 4.3.2 of this Tenant Work Letter; and (vi) the cost of acquiring and installing computer and telephone data cabling and wiring. However, in no event shall more than Three and 00/100 Dollars ($3.00) per rentable square foot of the Improvement Allowance be used for the aggregate cost of items described in (i) above; any additional amount incurred as a result of (i) above shall be deemed to constitute an Over-Allowance Amount. In addition, in no event shall more than Five and 00/100 Dollars ($5.00) per rentable square foot of the Improvement

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Allowance be used for the aggregate cost for telephone and data cabling; any additional amount incurred as a result of such expenditures shall be deemed to constitute an Over-Allowance Amount.

2.3           Standard Improvement Package. Landlord has established specifications (the “Specifications”) for the Building standard components to be used in the construction of the Improvements in the Premises (collectively, the “Standard Improvement Package”), which Specifications are available upon request. The quality of Improvements shall be equal to or of greater quality than the quality of the Specifications, provided that Landlord may, at Landlord’s option, require the Improvements to comply with certain Specifications.

SECTION 3

CONSTRUCTION DRAWINGS

3.1           Selection of Architect/Construction Drawings. Tenant shall retain an architect/space planner reasonably acceptable to Landlord (the “Architect”) to prepare the “Construction Drawings,” as that term is defined in this Section 3.1. Tenant shall also retain the engineering consultants designated by Landlord (the “Engineers”) to prepare all plans and engineering working drawings relating to the structural, mechanical, electrical, plumbing, HVAC and lifesafety work of the Tenant Improvements; provided, however, that Landlord shall designate Engineers who are competitive in their fees and timely in their response, so as not unnecessarily to increase the cost or delay the completion of the Improvements. The plans and drawings to be prepared by Architect and the Engineers hereunder shall be known collectively as the “Construction Drawings.” All Construction Drawings shall comply with the drawing format and specifications as reasonably determined by Landlord, and shall be delivered to Landlord for Landlord’s approval. Landlord shall not unreasonably withhold, condition or delay its approval and, unless Landlord has given Tenant written notice of disapproval, specifying each objectionable item and the reasons for Landlord’s objection, within ten (10) business days (or, in the case of a re-submittal, five (5) business days) after Tenant’s submittal (together with all additional information reasonably requested by Landlord in order to evaluate said request), Landlord shall be deemed to have approved such drawings. Tenant and Architect shall verify, in the field, the dimensions and conditions as shown on the relevant portions of the base building plans, and Tenant and Architect shall be solely responsible for the same, and Landlord shall have no responsibility in connection therewith. Landlord’s review of the Construction Drawings as set forth in this Section 3, shall be for its sole purpose and shall not imply Landlord’s review of the same, or obligate Landlord to review the same, for quality, design, Code compliance or other like matters. Accordingly, notwithstanding that any Construction Drawings are reviewed by Landlord or its space planner, architect, engineers and consultants, and notwithstanding any advice or assistance which may be rendered to Tenant by Landlord or Landlord’s space planner, architect, engineers, and consultants, Landlord shall have no liability whatsoever in connection therewith and shall not be responsible for any omissions or errors contained in the Construction Drawings; provided, however, that Landlord’s approval of the Construction Drawings shall be conclusive, as between Landlord and Tenant, that the Construction Drawings (and the Improvements constructed substantially in accordance therewith) satisfy all of the applicable requirements of the Lease and this Tenant Work Letter (other than relating to defective workmanship or Code compliance).

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SECTION 5

MISCELLANEOUS

5.1           Tenant’s Representative. Tenant has designated Susan Nelson as its sole representative with respect to the matters set forth in this Tenant Work Letter, who, until further notice to Landlord, shall have full authority and responsibility to act on behalf of the Tenant as required in this Tenant Work Letter.

5.2           Landlord’s Representative. Prior to commencement of construction of Improvements, Landlord shall designate a representative with respect to the matters set forth in this Tenant Work Letter, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Tenant Work Letter.

5.3           Time of the Essence in This Tenant Work Letter. Unless otherwise indicated, all references herein to a “number of days” shall mean and refer to calendar days.

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